EXHIBIT 99.3

AMENDMENT NO. 1 TO

AMENDED AND RESTATED

STERLING REAL ESTATE TRUST

INDEPENDENT TRUSTEE COMMON SHARES PLAN

This Amendment No. 1 to the Amended and Restated Sterling Real Estate Trust Independent Trustee Common Shares Plan (the “Amendment”) is approved by the Sterling Real Estate Trust Board of Trustees and made effective as of March 29, 2018.

WHERAS, on December 19, 2013, the Board of Trustees adopted the Independent Trustee Stock Compensation Plan (the “Original Plan”) with an effective date of January 1, 2014.  The Original Plan authorized a maximum of 25,000 common shares to be issued to Trustees as compensation for their service. Such shares shall be granted in accordance with the compensation schedule previously approved by the Board.

WHEREAS, on June 18, 2015, Sterling adopted the Amended and Restated Independent Trustee Common Shares Plan (the “Amended and Restated Plan”). The Amended and Restated Plan reflected, among other things, the change in the Trust’s name from INREIT Real Estate Investment Trust to Sterling Real Estate Trust.

WHEREAS, the Amended and Restated Plan erroneously changed the number of shares authorized under the plan from 25,000 shares to 15,000 shares.  Further, paragraph 5(b) needs to be clarified.

NOW THEREFORE, the Amended and Restated Independent Trustee Common Shares Plan is hereby amended as follows:

5.	Available Common Shares.
a.

The maximum number of Common Shares which may be issued under the Plan is Twenty-Five Thousand (25,000) Common Shares.  In addition, the number of Common Shares authorized for issuance under the Plan may be increased from time to time by approval of the Board of Trustees or the Committee and, if required by the Code or any rules or regulations adopted thereunder, the Shareholders.

b.

The Trust will at all times during the term of the Plan reserve and keep available, and will use its commercially reasonable best efforts to seek or obtain approval from any regulatory body having jurisdiction over the transactions contemplated by this Plan necessary in order to issue such number of Common Shares as shall be sufficient to satisfy the requirements of the Plan.

Adopted by the Board of Trustees

March 29, 2018

I hereby certify that this Amendment No. 1 to Amended and Restated Plan was adopted by the Sterling Real Estate Trust Board of Trustees effective March 29, 2018.

STERLING REAL ESTATE TRUST
By:
Name:
Its:

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